UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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LITHIA MOTORS, INC.
(Exact Name of Registrant as Specified In Its Charter)

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LITHIA MOTORS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On April 27, 2012

To the Shareholders of Lithia Motors, Inc.:

I am pleased to invite you to the Annual Meeting of Shareholders of Lithia Motors, Inc., which will be held at our Apple Street Conference Room, located at 401 East 4th Street, Medford, Oregon 97501, on Friday, April 27, 2012, at 8:30 a.m., Pacific Daylight Time for the following purposes:

1.	To elect seven directors to serve for the ensuing year;
2.	To ratify the selection of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2012; and
3.	Advisory vote to approve the 2011 compensation of our named executive officers.

We will also consider and act on such other matters as may properly come before the meeting.

I am also pleased to announce that, as reflected in our February 22, 2012 press release, effective May 1, 2012, Bryan DeBoer, our current President and Chief Operating Officer, will be promoted to Chief Executive Officer.  I will be remaining with the company as Executive Chairman.

As to the Annual Meeting, the Board of Directors has fixed the close of business on February 29, 2012 as the record date. Only holders of record of our common stock at the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about March 16, 2012, we expect to mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2012 Annual Meeting of Shareholders and our 2011 annual report to shareholders. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. Our proxy statement and 2011 annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

If you have any questions regarding this information or the proxy materials, please visit our website at www.lithia.com or contact our investor relations department at 541-776-6591.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Lithia Motors and look forward to either greeting you personally at the meeting or receiving your proxy.

Very truly yours,

SIDNEY B. DeBOER Chairman of the Board and Chief Executive Officer
March 16, 2012

LITHIA MOTORS, INC.
PROXY STATEMENT

General

This proxy statement and the accompanying 2011 Annual Report to Shareholders, the Notice of Annual Meeting and the proxy card are being furnished to the shareholders of Lithia Motors, Inc. (“Lithia”), an Oregon corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2012 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at our Apple Street Conference Room, located at 401 East 4th Street, Medford, Oregon 97501, on Friday, April 27, 2012, at 8:30 a.m. Pacific Daylight Time and any adjournment thereof. On or about March 16, 2012, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2011 Annual Report to Shareholders.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

The Annual Meeting will be held for the following purposes:

1.	To elect seven directors to serve for the ensuing year;
2.	To ratify the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2012; and
3.	Advisory vote to approve the 2011 compensation of our named executive officers.

Will any other matters be voted on?

We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders will use their discretion to vote on these matters as they may arise. Furthermore, if a nominee cannot or will not serve as director, then the proxy holders will vote for a substitute nominee selected by the Board of Directors.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on February 29, 2012 will be entitled to notice of and to vote at the meeting and any adjournment thereof. As of the record date, there were 22,155,242 shares of Class A common stock and 3,762,231 shares of Class B common stock outstanding and entitled to vote. Our executive officers and directors hold a total of approximately 4.6% of the Class A common stock and 100% of the Class B common stock outstanding. All shares will vote together as a single voting group on all matters submitted to a vote of the shareholders. Our executive officers and directors hold shares representing approximately 64% of the votes available to be cast at the Annual Meeting.

How do I vote?

There are four ways to vote:
•	by Internet at http://www.proxyvote.com; just enter the control number found on your proxy card
We encourage you to vote this way as it is the most cost-effective method;
•	by toll-free telephone at 1-800-690-6903;
•	by completing and mailing your proxy card; or
•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:
•	entering a new vote by Internet or phone;
•	returning a later-dated proxy card;
•	notifying the Secretary of Lithia Motors, in writing, at 360 E. Jackson Street, Medford, Oregon 97501; or
•	completing a written ballot at the Annual Meeting.

What vote is required to approve each proposal?

Assuming a quorum is present at the Annual Meeting, the required vote for approval varies depending on the proposal.
•
Proposal 1: Shareholders will elect the seven director nominees receiving the greatest number of votes. Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will be counted. However, if a director nominee receives more “withheld” votes than votes “for,” such event will result in eventual removal of such director nominee from the Board of Directors (See Proposal No. 1 for a further description of our Director Resignation Policy).

•
Proposal 2: The votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.

•
Proposal 3: The votes that shareholders cast “for” must exceed the votes shareholders cast “against” to approve the compensation of our named executive officers. Because this vote is advisory only, it will not be binding on us or on our Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

How is a quorum determined?

At the Annual Meeting, each share of Class A common stock outstanding is entitled to one vote per share and each share of Class B common stock outstanding is entitled to ten votes per share. For a quorum to exist, there must be represented at the meeting in person or by proxy, shares representing a majority of the votes entitled to vote at the meeting. Proxies that expressly indicate an abstention as to a particular proposal and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

How do we count votes?

The named proxy holders will vote your shares as you instruct on your proxy. We will not count abstentions or broker non-votes either “for” or “against” a non-routine matter submitted to a vote of shareholders. A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions on a non-routine matter to the broker or other nominee. A broker may only vote those shares on a non-routine matter if the beneﬁcial owner gives the broker voting instructions. The ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012 is considered a routine matter and, if a broker or nominee holds your shares in its name, the broker is permitted to vote your shares. We will count broker non-votes as present for establishing a quorum.

How are proxies solicited for the Annual Meeting?

The Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How is my proxy voted?

The Board of Directors has designated Sidney B. DeBoer and M. L. Dick Heimann as the proxy holders for the Annual Meeting. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld), and where a choice has been specified by the shareholder as provided in the proxy card, the proxy will be voted as specified by the shareholder. Proxies submitted without specification will be voted:

•	FOR the director nominees listed in this proxy statement;
•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm; and
•
FOR the approval of our compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this proxy statement.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the Securities and Exchange Commission (“SEC”) rules, we are furnishing our proxy materials, including this proxy statement and our annual report to our shareholders, primarily via the Internet. On or about March 16, 2012, we mailed to our shareholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Shareholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice.

I have previously indicated I want to receive my proxy materials electronically. Will I still receive my materials via email as I have in the past?

Yes. If you have already signed up to receive the materials by email or other electronic transmission, you will continue to receive them in that manner.

BUSINESS TO BE CONDUCTED AT THE MEETING

Proposal No. 1

Elect seven directors to serve for the ensuing year

Our bylaws provide for not less than two and not more than seven directors. The Board of Directors has the discretion to set the size of the board from time to time. The Board of Directors has approved increasing the number of directors to seven effective on the date of the Annual Meeting. Directors are elected by the shareholders at the Annual Meeting and serve until the next annual meeting or until their successors are elected and qualified. The following are the nominees proposed by our Board of Directors:

Nominee Name	Age	Has Been a Director Since/(During)
Sidney B. DeBoer	68	1968
Thomas R. Becker	60	1997
Susan O. Cain	58	2009
Bryan B. DeBoer	45	2008
William J. Young	69	2010 / (1997-2008)
M. L. Dick Heimann	68	New nominee / (1970-2008)
Kenneth E. Roberts	67	New nominee

Each of the nominees, other than Mr. Heimann and Mr. Roberts, is presently serving on our Board of Directors. Sidney B. DeBoer is the father of Bryan B. DeBoer and Mark DeBoer, each of whom serve as officers of the company. There are no other family relationships among our executive officers and directors.

Director Resignation Policy/Election by Majority Vote

Because the Board of Directors is elected by a plurality of votes under Oregon corporate law, it is possible directors can be elected with less than a majority vote in favor of their election. To address this corporate governance concern, the Board of Directors has adopted a Director Resignation Policy, included in our Corporate Governance Guidelines, for its members to address the possibility that, in an uncontested election of directors, one or more directors is elected with more “withhold” votes being cast than votes being cast “for” such director. However, to ensure continuity on the Board of Directors and compliance with the applicable listing standards, a director receiving more “withhold” votes than votes “for” is not removed immediately but, rather, must tender his or her resignation from the Board of Directors within five (5) business days after certification of the election results. Within ninety days after receipt of such resignation, the Corporate Governance Committee may accept or reject the resignation and will disclose its decision on a Form 8-K filed with the SEC. If the resignation is rejected, such director may not be nominated for re-election at the next meeting of shareholders to elect directors. The full policy is included in our Corporate Governance Guidelines which can be accessed on our website at www.lithia.com.

Biographical Information on our Nominees

Sidney B. DeBoer is the founder of Lithia Motors. Mr. DeBoer has served as our Chairman, Chief Executive Officer and Secretary since 1968. Effective May 1, 2012, Mr. DeBoer will no longer serve as our Chief Executive Officer, but will retain the position of Chairman of the Board and also serve as our Executive Chairman. He is also a member of various automobile industry organizations, including the President’s Club of the National Automobile Dealers Association, state auto dealers associations and the Chrysler National Dealer Council. Mr. DeBoer has earned several awards including the Time Magazine Quality Dealer Award, the Sports Illustrated All-Star Dealer Award and multiple Medford Chamber of Commerce Awards. Mr. DeBoer is active with several community and charitable organizations, including Southern Oregon University Foundation Board, Oregon Community Foundation and Oregon Shakespeare Festival. Since we were organized as a corporation in 1968, Mr. DeBoer has provided the leadership for our growth, both privately until 1996 and publicly since that time.  Of the three pioneer auto retailers that went public in 1996, Lithia is the only one still being led by its founder. Mr. DeBoer attended Stanford University and the University of Oregon. Mr. DeBoer brings to the Board demonstrated leadership skills and industry experience. His unique familiarity with our business and his participation in various industry associations allows him to provide the Board of Directors with insight into our business and the automotive industry.

Thomas R. Becker has been on the Board of Directors since 1997. In 2011, Mr. Becker retired as Chief Executive Officer of Pacific Retirement Services, Inc. and Rogue Valley Manor, a continuing care retirement community, in Medford, Oregon. During his tenure as CEO from 1990 until 2010, Pacific Retirement Services, Inc. was the parent corporation of over 30 retirement, senior housing and healthcare facilities in Washington, Oregon, California, Wisconsin and Texas and provided management, operations and development services to non-profit retirement committees owned by others. Mr. Becker began his career with Rogue Valley Manor in January 1978. Mr. Becker continues to be associated with the senior living industry, owning and operating retirement facilities. Mr. Becker holds a B.S. degree from the University of Oregon and also serves on the Board of Directors of PremierWest Bancorp, a Nasdaq listed bank holding company located in Medford, Oregon and has previously served on other public company boards. As former chief executive officer of a large organization, Mr. Becker provides extensive experience dealing with multi-state operations, issues associated with managing a large work force, and capital financing challenges. His experience provides us with helpful and relevant guidance in managing a large organization with significant financing needs.

Susan O. Cain joined the Board of Directors in June 2009. Since 2005, Ms. Cain has served as Senior Instructor in Accounting at Southern Oregon University in Ashland, Oregon. Ms. Cain holds a B.A. degree in General Science from Oregon State University and a Master of Science in Taxation from Washington School of Law, Washington Institute of Graduate Studies. Ms. Cain joined KPMG in 1978, retiring as a partner in the San Francisco office in December 1999. While with KPMG, she specialized in banking institutions and trust tax services. Ms. Cain is involved in numerous non-profit and charitable organizations including the Ashland Independent Film Festival and the Oregon Shakespeare Festival. Ms. Cain maintains her CPA license in California. Ms. Cain brings to the Board of Directors a high level of accounting expertise having practiced public accounting for over 20 years. She serves as our Audit Committee Chair.

Bryan B. DeBoer has served as our President and Chief Operating Officer since January 2006 and as a director since May 2008. Mr. DeBoer joined us in 1989. Effective May 1, 2012, Mr. DeBoer will serve as our Chief Executive Officer. From 1989 until 1996, he worked in various capacities including Finance Manager, General Sales Manager, and General Manager of certain stores. In 1996, Mr. DeBoer began serving on the acquisition team and was promoted to Vice President, Acquisitions in 1997. In March 2000, Mr. DeBoer was promoted to Senior Vice President, Mergers and Acquisitions/Operations and in August 2003, was promoted to Executive Vice President, Mergers and Acquisitions/Operations. Mr. DeBoer has a B.S. degree from Southern Oregon University. Mr. DeBoer also graduated from the National Auto Dealers Association Dealer Academy in 1990, where he was trained in all operational aspects of auto retailing. Mr. DeBoer’s experience and training in the various aspects of the auto retailing business brings to the Board of Directors industry knowledge and a familiarity with our operations.

William J. Young rejoined the Board of Directors in 2010 after serving as a director from 1997 to 2008.  He currently serves on the Board of Directors of Fuel Systems Solutions, Incorporated. He was an Executive Director at J.D. Power and Associates, a global marketing information firm specializing in consumer research for the automotive industry from 2003 to 2008. From 1994 through July 2000, Mr. Young was the Chairman of the Board, President and Chief Executive Officer of Advanced Machine Vision Corporation, operating in the machine vision industry. Prior to 1994, Mr. Young served with Volkswagen of America in various capacities for approximately 18 years, most recently as its President and Chief Executive Officer.  Mr. Young also has extensive experience as an independent automotive marketing consultant.  Mr. Young brings to the Board of Directors the experience of a chief executive officer and service on the board and committees of another public company, continuing knowledge of the automotive industry and a wealth of contacts believed helpful to us.

Dick Heimann has served as our Vice Chairman since February 2007. From 1970 through our 2008 annual meeting, he served as a director. He served as our President of Corporate Affairs from January 2006 to February 2007 and our President and Chief Operating Officer from 1997 to January 2006. Mr. Heimann joined Lithia in 1970 as General Sales Manager, and later was promoted to General Manager and Partner of our first Dodge stores in Medford and Ashland, Oregon. He held various positions with us prior to becoming Vice President of Operations in 1979. Prior to joining us, he served as a service representative and district manager of Chrysler Corporation from 1967 to 1970. He has been a member of various state and national automobile industry organizations and community charities. Mr. Heimann is a graduate of the University of Colorado with a B.A. in Biology and Languages. Mr. Heimann brings extensive industry knowledge to the Board of Directors as well as extensive experience with Lithia.

Ken Roberts is senior counsel with Lane Powell, PC, a Pacific Northwest law firm. He was a shareholder at Lane Powell through December 31, 2011 and a partner with the law firm of Roberts Kaplan LLP (formerly Foster Pepper LLP) from 1987 until the firm joined with Lane Powell in January 2011. Mr. Roberts’ private law practice focused on corporate finance, mergers and acquisitions, corporate governance, executive compensation and securities, including extensive representation of public companies, including Lithia Motors, and community banks. Mr. Roberts is a graduate of Harvard Law School and Oregon State University with a B.S. in Business and Technology. Mr. Roberts enhances the Board of Directors’ risk management oversight with his extensive background in handling legal and corporate governance issues for public companies. Through his representation of growing companies and extensive work with clients on mergers and acquisitions, he provides insight into growth and acquisition strategies. In addition, his association with Lithia, dating back to our initial public offering in 1996, also provides the Board of Directors with significant knowledge regarding our operations and legal issues.

The Board of Directors recommends a vote FOR each of the nominees named above.

Director Independence

Under the New York Stock Exchange (“NYSE”) rules, a director is not independent if he or she has a direct or indirect material relationship with Lithia or its management. In accordance with its charter, the Corporate Governance Committee annually reviews the independence of all non-employee directors and nominees and reports its findings to the full Board of Directors, which makes a determination about the independence of each director. All transactions and relationships between each director or any member of his or her immediate family and Lithia, its consolidated subsidiaries and affiliates, and management are reviewed. These transactions and relationships are reviewed in the context of the specific independence standards enumerated in the NYSE listing standards, as well as other business and personal relationships that could compromise the independent judgment of each director. Other than the NYSE listing standards, we do not ascribe to categorical standards for determining independence; rather, we review and evaluate the specific facts and circumstances relating to each transaction and relationship to determine whether it is a material relationship that could compromise the judgment of a director.

As a result of this review, the Board of Directors affirmatively determined that Messrs. Becker, Young and Roberts, and Ms. Cain, are each deemed “independent.” In making these determinations, the Board of Directors reviewed Mr. Becker’s relationship with our CEO arising from Mr. Becker serving as one of three board members charged with administering the Sid and Karen DeBoer Foundation, a benevolent trust created by Mr. DeBoer, which is administered by the Oregon Community Foundation. Because he serves without compensation, because no one member has the ability to block or approve any action of the Foundation, and because neither Mr. Becker nor any affiliate of his are potential beneficiaries of the Foundation, the Board of Directors concluded that Mr. Becker’s position with the Foundation does not impair or influence his ability to exercise his independent judgment as a director of Lithia. The Board of Directors also considered Mr. Roberts’ position as senior counsel with the law firm of Lane Powell in Portland, Oregon. Lane Powell has provided, and continues to provide, certain legal services to Lithia. In addition to reviewing the categorical NYSE standards of independence, the board considered amounts paid to Lane Powell in light of all facts and circumstances involving the relationship, both from our standpoint and from the standpoint of Lane Powell and Mr. Roberts. In addition, the Board of Directors considered his role as senior counsel at Lane Powell and the fact that Mr. Roberts is not an officer or director of Lane Powell, and does not have an ownership or voting interest in Lane Powell. The Board of Directors concluded that Mr. Roberts’ relationship with Lane Powell does not impair his independence or influence his ability to exercise his independent judgment as a director of Lithia.

Lead Independent Director and Leadership Structure

The positions of Chief Executive Officer and Chairman of the Board are currently filled by one individual, Sidney B. DeBoer. Effective May 1, 2012, Bryan B. DeBoer will become our Chief Executive Officer and our founder, Sidney B. DeBoer, will remain Chairman of the Board and Executive Chairman.

Lithia is unusual in that voting control resides in Sidney B. DeBoer as Manager of Lithia Holding Company LLC, which holds all of the Class B common stock and represents approximately 62.9% of the voting shares cast to elect directors. Accordingly, Sidney B. DeBoer has ultimate control over the Board of Directors. However, to ensure independent oversight of management and the transparency expected from a public company, we maintain a board comprised of a majority of independent directors. The independent directors serve on each committee of the Board of Directors. At least once each quarter, the independent directors meet privately in executive session. Annually, an independent third party conducts a 360 degree review of the CEO with the other board members and the officers reporting directly to the CEO, which results are then shared with the independent directors. Each committee chair approves the agenda for his or her committee meeting and all directors are permitted to propose items for consideration by any committee or the full board. Each committee is given the right in their respective charters to retain outside advisors (including legal counsel) should the committee believe such advice is needed or appropriate. The Corporate Governance Committee has recommended, and the full board has approved, Corporate Governance Guidelines and a Code of Business Conduct and Ethics, both posted on our website at www.lithia.com.

If the Board of Directors deems it appropriate, the Board of Directors will annually appoint a “Lead Independent Director” who presides over all meetings of the independent directors.  In compliance with the Corporate Governance Guidelines, the chair of the Corporate Governance Committee will be the Lead Director, unless the Board of Directors designates another of the independent directors to serve as the Lead Independent Director. Thomas Becker was first appointed the Lead Independent Director in 2008, and continues to serve in that role. Interested parties may contact the Lead Independent Director or the independent directors as a group by using the same contact procedures available to shareholders and interested parties for communicating with the Board of Directors (see, “Shareholder and Other Interested Parties Communications with Directors”).

Although the positions of Chairman of the Board and Chief Executive Officer will be filled by the same person, Sidney DeBoer, until May 1, 2012, we believe our policies and protocols, and the review by independent board members and committees, provide adequate, independent oversight of management in order to create a distinct separation between the Board of Directors and management.

The Board’s Risk Oversight Role

The Board of Directors has overall responsibility for risk management. The Board of Directors oversees risk management by understanding and monitoring the material risks facing us and how our officers are managing those risks, and by evaluating the appropriate level of risk retained by us. The Board of Directors has delegated responsibility for certain areas of its risk oversight to committees. The Compensation Committee, together with the Board of Directors, reviews and manages risks related to our compensation policies and programs. As a NYSE-listed company, the Audit Committee is charged with discussing policies to govern the process by which management assesses and manages exposure to financial risk. The Board of Directors is kept informed of its committees' risk oversight and related activities primarily through reports of the committees to the full Board of Directors.

The Board of Directors also considers risks that could pose a threat to us as a whole and whether those risk can be mitigated, as well as specific risk topics in connection with strategic planning and other matters.

Meetings and Committees of the Board of Directors

The Board of Directors held four regular meetings and 13 special meetings during the year ended December 31, 2011. During 2011, each director attended at least 75% of all meetings of the board and the board committees on which he or she served. Throughout 2011, the standing committees of our Board of Directors were the Audit Committee, the Compensation Committee and the Corporate Governance Committee.

There is no requirement that directors attend our annual meeting of shareholders, but directors are expected to do so.  All of our current directors attended our 2011 Annual Meeting of Shareholders.

Committees of the Board of Directors

The Compensation Committee consisted of the following directors during 2011:

•	Mr. Becker (Chairman);
•	Ms. Cain; and
•	Mr. Young.

All of the committee members are independent as required for compensation committee members under NYSE listing standards. The Compensation Committee is responsible for our executive compensation philosophy. It annually reviews the performance of Sidney B. DeBoer, our Chief Executive Officer, and establishes his base salary and variable and long-term compensation; and it also approves the compensation for the other executive officers and reviews and recommends the compensation for non-employee board members. The Compensation Committee also administers our employee benefits plans, including our 2003 Stock Incentive Plan, our 2009 Employee Stock Purchase Plan, our executive variable compensation plans and our 2011 Long Term Incentive Plan. The Compensation Committee held seven meetings during 2011. The current Compensation Committee Charter is available on our website at www.lithia.com. See “Compensation Discussion and Analysis” for a discussion of our compensation philosophy and how the Compensation Committee determines the compensation of our executive officers.

The Audit Committee consisted of the following directors during 2011:

•	Ms. Cain (Chairman);
•	Mr. Becker; and
•	Mr. Young.

The Audit Committee is responsible for selecting and hiring our independent registered public accounting firm and for overseeing our accounting functions, our system of internal control established by management and the processes to assure compliance with applicable laws, regulations and internal policies. Our Director of Internal Audit also reports directly to the Audit Committee. The Audit Committee held four meetings during 2011.

All of the committee members are independent and financially literate as required for audit committee members under NYSE listing standards and the Audit Committee Charter. The Board of Directors has reviewed the qualifications and experience of the nominees standing for election and has determined that Ms. Cain satisfies the requirements of an “audit committee financial expert” as such term is defined by the SEC.  The current Audit Committee Charter is available on our website at www.lithia.com.

The Corporate Governance Committee consisted of the following directors during 2011:

•	Mr. Young (Chairman);
•	Mr. Becker; and
•	Ms. Cain.

The primary objectives of the Corporate Governance Committee are to assist the Board of Directors in:

•	identifying qualified individuals to become board members and recommending to the Board of Directors nominees for each annual meeting of the shareholders;
•	determining the composition of the Board of Directors and its committees;
•	developing and implementing a set of effective corporate governance policies and procedures;
•	developing and enforcing a Code of Business Conduct and Ethics;
•	monitoring a process to assess the effectiveness of the Board of Directors, its members and its committees; and
•	ensuring compliance with the NYSE listing standards.

The Corporate Governance Committee held four meetings during 2011. The current Corporate Governance Committee Charter is available on our website at www.lithia.com.

All of the committee Charters, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and our Shareholder Communications Policy may be obtained by interested parties by requesting a written copy of the document from our Investor Relations Department, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501. These documents are also available on our website at www.lithia.com (go to Investor Relations).

Director Qualifications and Nominations

The Corporate Governance Committee is responsible for identifying and evaluating potential director nominees to fill any vacancies on the Board of Directors. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. As a result, the Corporate Governance Committee annually reviews the composition of the Board and evaluates the qualifications and contributions of the current directors in the context of the desired composition of the Board, our operating requirements and the long-term interests of our shareholders. Consequently, the qualifications required of individuals for consideration as a board nominee will vary according to the particular areas of expertise being sought as a complement to our existing Board composition at the time of any vacancy. Potential candidates are identified from various sources, including management, other board members, legal counsel, business leaders and other industry executives and directors. To date, the Board has not used an outside director search firm to identify potential director nominees.

The Corporate Governance Committee evaluates potential nominees based on certain criteria which include the individual’s skills, experience and other factors the Committee deems appropriate given our needs and the needs of the Board in order to maintain the Board’s overall diversity.  In this context, diversity encompasses differences of viewpoint, personal and professional experience, education, skill, and other individual qualities and backgrounds, such as gender, race and ethnicity differences. Qualified director nominees should possess high moral character and personal integrity, high level of leadership or managerial experience, knowledge relative to matters affecting our business, the ability and willingness to contribute to the Board, the ability to exercise sound, independent business judgment, a long-term commitment to the interests of shareholders and our growth, the ability to dedicate sufficient time to Board activities and duties and, for independent directors, the absence of any conflicts of interest or material affiliations with us or our executive officers. The Corporate Governance Committee reviews its effectiveness in balancing these criteria when assessing the composition of the Board.

We require all of our directors to annually sign a confidentiality agreement to reinforce their commitment to protect our confidential information and our business reputation and to comply with applicable securities laws.

We seek to attract and retain qualified candidates for board membership, regardless of the origin of recommendation. The Corporate Governance Committee will consider potential nominees recommended by any record or beneficial shareholder. Shareholders may recommend individuals to the Corporate Governance Committee for consideration as potential director nominees by submitting a written recommendation to the Chairman of the Corporate Governance Committee in accordance with our Shareholder Communication Policy. To be considered for nomination to the following year’s Board of Directors, the written recommendation must be received at our principal executive office not less than 120 days prior to the first anniversary of the mailing of the preceding year’s Notice of Internet Availability. For our 2013 Annual Meeting, the recommendation must be received no later than November 16, 2012.

The written recommendation must include the candidate’s name, together with appropriate biographical information, qualifications and background materials, a statement that the person submitting the recommendation is a shareholder entitled to vote in the election of directors and a consent to serve as director signed by the recommended individual. If the necessary information is received in a timely manner, the Corporate Governance Committee will evaluate the shareholder-recommended candidate using substantially the same process, and applying substantially the same criteria, as it uses to evaluate all other candidates. Recommended candidates are submitted to the Board for approval as director nominees. If the Board determines to nominate a shareholder-recommended candidate, the candidate’s name will be included in our proxy and submitted to shareholders for election.

Shareholders may nominate director nominees at the meeting, without any action or recommendation on the part of the Corporate Governance Committee or the Board of Directors, by delivering written notice of the proposed nomination to the Secretary of Lithia Motors, Inc. at 360 E. Jackson Street, Medford, Oregon 97501, and the inclusion of a statement that such shareholder intends to attend the meeting to make the nomination. If the shareholder wants the nominee included in our proxy statement, the notice must be delivered or mailed and received at the above address not less than 120 days prior to the first anniversary of the mailing of the preceding year’s Notice of Internet Availability and must set forth all information required by Rule 14a-8 of the Securities Exchange Act of 1934, including, without limitation, the name, age, business address and residence address of each person being nominated, the principal occupation, or employment of such person, the class and number of shares of capital stock beneficially owned by the person, and all other information relating to such person that is or would be required to be disclosed in a solicitation of proxies pursuant to the rules and regulations under the Securities Exchange Act of 1934. In addition, certain information must be provided about the shareholder or shareholder group making a nomination. Finally, a shareholder or shareholder group making a nomination must comply with all other applicable requirements of the Exchange Act, including providing a nominee’s consent to being named in a proxy statement and to serve as a director if elected.

Compensation of Directors

Non-Employee Director Compensation.  The Directors serve from election at each annual meeting until the following annual meeting (approximately May 1 to April 30 of the following year). The Committee annually reviews the director compensation package and any change is effective for the ensuing service year. Accordingly, the actual compensation paid to a director in a calendar year is generally earned under two separate compensation plans.

The Committee engaged Rodeghero Consulting Group (“RCG”) in 2010 as an independent consultant reporting to the Committee to review the market competitiveness of the compensation paid to the non-employee directors. For this report, RCG, in collaboration with the Committee, selected a primary and a secondary peer group of companies. The primary peer group consisted of the other public automotive retailers (except for AutoNation, which was excluded based upon its disproportionate size): Asbury Automotive Group, Group 1 Automotive, Penske Automotive Group and Sonic Automotive. The secondary peer group consisted of public retailers chosen for regional and market capitalization comparability:  Zumeiz, Midas, Coldwater Creek, Cascade Corp. and Blue Nile. The secondary peer group was the primary comparison point for the competitiveness of the non-employee directors compensation.

The RCG report noted that our equity awards reflected a smaller portion of the total compensation relative to other companies, and that our total board fees are more similar to the primary/auto peer group practices and above most of the secondary/regional companies. Because we tend to have fewer committees and fewer directors, however, the total directors’ fees paid by us (calculated using the actual number of directors and committees) are relatively lower than the other companies. Based on this report, the Committee elected to pay a significant portion of the compensation in the form of equity awards. The Committee believes that paying a portion of the annual compensation in equity provides each director with a vested interest in our long-term financial success.

The compensation structure for our non-employee directors for the 2011-2012 service year is:

•	$3,000 monthly retainer;
•	$5,000 each for attendance (personal or via conference call) or upon an excused absence at the regularly scheduled quarterly board and committee meetings; and
•
a Restricted Stock Unit (“RSU”) award equal to $50,000 value ($55,500 for the Audit Committee Chair) based on the closing share price of our Class A common stock on the day the director was elected or re-elected for a new term.

No change was made to the non-employee director compensation plan for the 2011-2012 service year as compared to the 2010-2011 service year with the exception of the elimination of granting stock options and an increase in the value of the RSU award from $30,000 ($32,500 for the Audit Committee Chair) to $50,000 value ($55,500 for the Audit Committee Chair).

The equity grants for directors in the form of RSUs are made after the annual shareholder meeting, and are subject to such director completing the year of service. The RSUs will vest upon completion of service. All equity grants to directors are subject to a written agreement with the director that prohibits sale of such shares (except to pay taxes) until six months after termination of board service.

Director Compensation Table. The following table summarizes compensation paid to non-employee members of our Board of Directors during calendar 2011, which represents the 2011 portion of both the 2010-2011 Board term and the 2011-2012 Board term:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Thomas Becker	$56,000	$55,046	$-	$111,046
Susan O. Cain	56,000	61,097	-	117,097
William Young	56,000	55,046	156	111,202

(1)
The amounts set forth in the stock awards and option awards columns reflect the fair value of all awards granted to each person during 2011, but not yet fully earned. See Note 12 of Notes to Consolidated Financial Statements included in our Annual Report for the year ended December 31, 2011 for the valuation techniques and assumptions and other information related to our stock awards.

(2)	Mr. Young’s other compensation is interest earned relating to his deferred compensation.

Equity incentive awards outstanding at December 31, 2011 for each non-employee Director were as follows:

Name	Unvested Stock Awards (#)	Option Awards (#)
Thomas Becker	3,320	13,000
Susan O. Cain	3,685	3,833
William Young	3,320	2,000

Directors serve from annual meeting to annual meeting rather than on a calendar year and, accordingly, the cost of the Directors’ services is accounted for over the service year as earned. The fees reflected in the column “Fees Earned or Paid in Cash” in the above table are the actual fees earned in 2011. The option and stock awards reflect the fair value of awards granted during 2011, even though not earned until the completion of the year of service. All stock and option awards are granted pursuant to a previously approved compensation package for board members.

Deferred Compensation Program. We also offer our non-employee directors the opportunity to defer receipt of their compensation through participation in our Deferred Compensation Agreement adopted in 2009 (“Deferred Compensation Program”). Under this program, participants, including the non-employee directors who elect to defer compensation, may defer receipt of all or a portion of their cash compensation and any stock award. The cash portion accrues interest annually at a rate equal the effective rate of our U.S. Bank revolving credit facility as of January 1 of the year for which it is accrued. During 2011, the rate was 2.608%. Only Mr. Young elected to defer cash compensation in 2011.

Non-Employee Director Stock Ownership Guidelines

Non-employee directors are expected to acquire and hold sufficient shares of our common stock to meaningfully share the risks and rewards of ownership with our shareholders generally. It is a requirement that non-employee directors hold all restricted share grants (provided, however, sufficient shares may be sold to pay taxes with respect to the receipt of such shares) until the director accumulates holdings of at least 900 shares of common stock for each year of service or until their accumulated holdings total at least 5,000 shares.

Proposal No. 2

Ratify the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2012

The Audit Committee of the Board of Directors has appointed KPMG LLP, independent registered public accountants, as auditor for the year ending December 31, 2012. The selection of our independent registered public accounting firm is being submitted to a vote of the shareholders. If the appointment of the independent registered public accounting firm is not ratiﬁed by shareholder vote, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of KPMG LLP. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of their firm if such representative so desires, and will be available to respond to appropriate shareholder questions. KPMG LLP was the independent registered public accounting firm for the year ended December 31, 2011.

Fees Paid to KPMG LLP Related to Fiscal 2011 and 2010

	2011	% Approved by Audit Committee	2010	% Approved by Audit Committee
Audit Fees	$800,000	100%	$822,500	100%
Audit Related Fees	-		-
Tax Fees	-		-
All Other Fees	-		-
	$800,000		$822,500

Pre-Approval Policies
All audit and non-audit services performed by KPMG LLP, and all audit services performed by other independent registered public accounting firms, must be pre-approved by the Audit Committee. These services include, but are not limited to, the annual financial statement audit and audits of employee benefit plans. KPMG LLP may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002 including, but not limited to, any bookkeeping or related services, information systems consulting, internal audit outsourcing, legal services and management or human resources functions.

Vote Required
The affirmative vote of a majority of the votes cast at the meeting and entitled to vote on this matter is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.

The Board of Directors unanimously recommends that the shareholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reports to the Board of Directors and is responsible for assisting the Board in fulfilling its oversight responsibilities relating to: (a) the preparation and integrity of the Company’s financial statements; (b) the engagement of the independent registered public accounting firm and the evaluation of their performance, qualifications and independence; (c) the implementation and evaluation of the Company’s internal accounting and financial controls, procedures and policies; and (d) the compliance with certain legal and regulatory requirements, including programs and policies established by management or the Board of Directors. The current Audit Committee charter is available on our website at www.lithia.com.

In discharging our responsibilities, we have met with the Company’s management and its independent registered public accounting firm, KPMG LLP, to review the Company’s accounting functions and the audit process.

We hereby report that the Audit Committee has:

1.
reviewed and discussed with management and the Company’s independent registered public accounting firm, KPMG LLP, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the 2011 fiscal year;

2.
discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, regarding communications with audit committees; and

3.
received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence and any relationships that may impact their objectivity and independence.

Based on our review and discussions with the Company’s management and independent registered public accountants, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

We also discussed and reviewed the results of the independent registered public accounting firm’s audit of the company’s financial statements, the quality and adequacy of the company’s internal control and issues relating to auditor independence.

We meet regularly with the Company’s Director of Internal Audit to review the nature and extent of the Company’s internal controls, the review procedures performed by internal audit regarding such controls and the frequency and results of such reviews. We note that follow up procedures are in place to monitor any corrective actions that have been recommended.

Submitted by:

Susan O. Cain (Chairman)
Thomas Becker
William Young

Proposal No. 3

Advisory vote to approve the 2011 compensation of our named executive officers.

Under recently adopted regulations, shareholders are permitted to provide an advisory vote regarding the compensation of our named executive officers. This advisory vote, while not binding on the Board of Directors or Compensation Committee, provides a means by which shareholders may confirm and approve the overall compensation package of the executive management team. The vote is a vote to approve or disapprove the overall compensation package of the named executive officers, and does not provide for a vote on any one specific element of the compensation package or on the compensation received by any one person. Although not binding, the results of the vote will be taken into consideration when the Compensation Committee reviews the executive compensation package in the future.

Our executive compensation policies are designed to align the interests of our executive management team with those of our shareholders, provide competitive compensation to attract and retain experienced executive talent, and reward achievement of our strategic goals and objectives, both short-term and long-term, while providing a meaningful portion of total compensation that is dependent on our overall financial performance, both long-term and short-term. In considering how to vote, we encourage you to carefully review the Compensation Discussion and Analysis section and related executive compensation tables, which outline the total compensation package and our compensation practices relative to our performance. We believe the overall compensation is appropriate for the following reasons:

•	Adjusted net income from continuing operations increased from $24.2 million in 2010 to $52.6 million in 2011.
•	Total shareholder return, calculated assuming dividends were reinvested, was 54.8% during 2011.
•	The potential compensation under the 2011 Variable Compensation Plans was directly related to our profitability during each period and to our operational effectiveness during such period.
•	The performance criteria, other than net pre-tax income, under the 2011 Variable Compensation Plan reflect our annual operational goals and objectives.
•
The amount and type of compensation is based in part on past compensation analysis of our peer group provided by an independent compensation consultant, which confirms that overall compensation for our named executive officers continues to be at or below the bottom of the competitive range for the primary/auto retailer peer group.

•	None of the named executive officers have employment agreements or severance arrangements for termination, other than in the event of a change in control.
•	A significant portion of the total compensation of our named executive officers is performance based.
•	Annual base salaries and maximum potential variable compensation of our CEO and President have remained unchanged since 2007.

We are asking shareholders to approve the following advisory resolution:

RESOLVED, that our shareholders approve, on an advisory basis, the compensation of our named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our 2012 Annual Meeting of Shareholders.

The Board of Directors recommends a vote FOR the Advisor vote to approve the 2011 compensation our named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Lithia’s mission statement is: Driven by our employees and preferred by our customers, Lithia is the leading automotive retailer in each of our markets. One key to the high standards set forth in this mission is to rally employees around shared goals. To accomplish this, the Board and the Compensation Committee believe that we must attract, retain and motivate highly talented personnel at all levels of our organization.

Compensation for the CEO and named executive officers listed in the table on page 29 (the “NEOs”) is determined by the Compensation Committee (referred to as the “Committee” in this Compensation Discussion and Analysis). Our compensation philosophy is to establish a compensation package that supports the following corporate goals: (1) attract and retain talented individuals; (2) align compensation with Lithia and individual performance on a short-term and long-term basis; and (3) support our mission. This philosophy is the foundation of the Committee’s decisions regarding compensation. We provide a compensation program that includes base pay, performance-based cash compensation, long-term incentive pay, equity grants and limited personal perquisites and benefits.

Every six months, the Committee, along with senior management, establishes performance targets for awards under the variable compensation plan. At the end of each six-month period, the Committee reviews the Internal Auditor’s determination of the extent to which targets have been met. While the Committee believes that financial performance should be the most significant driver of compensation, other factors that drive long-term value for shareholders are also taken into account by the Committee, including improvements in customer satisfaction, new and used vehicle sales growth, and growth in fixed operations. The Committee approves the amount of compensation awarded to senior management executives based on Lithia and individual performance in achieving the targets and what the Committee believes is in the best interest of the shareholders. This approach has been used consistently over the years and functions to support our ability to attract and retain a talented executive team. Each year, the Committee also determines long-term incentive plan awards based on operating performance for the prior year and other qualitative factors.

We demonstrated strong performance in 2011 with pro-forma annual pre-tax profit from continuing operations of $84.6 million (with an actual pre-tax profit of $89.2 million) compared to pro-forma annual pre-tax profit from continuing operations in 2010 of $39.3 million (with an actual pre-tax profit $22.1 million). The rate for Manufacturer Sales Responsibility Attainment for new vehicles (“MSR”) increased to 104.6% at 2011 year-end compared to 103.0% at 2010 year-end; used vehicle retail same store unit sales increased 15.2% in 2011; and fixed operations same store sales increased 4.6%. For the three-year period ending with fiscal 2011, our performance has been solid with year-over-year improvement in earnings during a difficult economic climate.

Under the compensation framework, the Committee believes that the payouts made for fiscal 2011 reflect the appropriate level of compensation for our executives, especially when their performance is considered against the ongoing challenges of the current economy and, in 2011, the challenges within the industry as a result of the earthquake and tsunami in Japan.

This Compensation Discussion and Analysis (“CD&A”) provides information on our executive compensation program and policies, analyzes our compensation program, and provides amounts in the executive compensation tables that follow for our named executive officers. The CD&A includes the following:

•	An overview of our executive compensation philosophy and objectives of the compensation framework;
•	A description of oversight for the compensation awards;
•	A discussion of the elements of compensation and how we develop our compensation structure;
•	Application of the compensation structure in relation to 2011 results; and
•	A summary of other compensation related arrangements.

At the 2011 Annual Meeting of Shareholders, over 99% of the shares voted were voted to approve the “Say-on-Pay” proposal for named executive officer compensation. The Committee and the full Board of Directors have reviewed the vote on the Say-on-Pay proposals received at the 2011 Annual Meeting and on the Variable Compensation Plan and Performance-Vesting Equity Award Program at such meeting, and took into account these results in establishing compensation for the named executive officers. In response to the 2011 Say-on-Pay-Frequency vote, the Committee and Board of Directors determined to implement an annual Say-on-Pay advisory vote.

Executive Compensation Philosophy and Objectives

The objectives of our compensation program are to: (i) provide a competitive, comprehensive compensation package to attract, retain and motivate highly talented personnel at all levels of our organization; and (ii) provide incentives and rewards for implementing and accomplishing our short-term and long-term strategic and operational goals and objectives. Therefore, we strive to establish a compensation package that is competitive within the industry and where our stores and offices are located, while maintaining and promoting our interests, as well as the interests of our shareholders. Additionally, whenever appropriate, the compensation is structured to maximize the tax benefits available to us and minimize compensation expense.

We believe that specific levels of compensation should reflect the comparative management responsibility of the position within our company, the relative value of the position in the marketplace and the competition for quality, key personnel in our industry. We, therefore, provide a competitive base salary, a semi-annual performance-based variable cash compensation plan, a long-term incentive plan and equity based compensation, along with other miscellaneous benefits. The performance-based cash compensation plan is designed to reward our executive management team for attaining specific financial and operational goals established by the Board of Directors for periods of not less than six months; while the long-term incentive plan and equity-based incentives are designed to encourage our executive officers and directors to focus on maximizing shareholder wealth long term and allowing each person to participate in our long-term growth and financial success. By using a mix of base pay and short and long-term incentives, our goal is to align the short and long-term interests of our senior and mid-level management with those of our shareholders.

Named Executive Officers

The following table identifies our current named executive officers, the positions they hold, and the year in which they became an employee. Our officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Current Position(s)	With Company Since
Sidney B. DeBoer	68	Chairman, Chief Executive Officer and Secretary	1968
Bryan B. DeBoer	45	President and Chief Operating Officer	1989
R. Bradford Gray	60	Executive Vice President	1981
Scott A. Hillier	49	Senior Vice President	1986
Christopher Holzshu	39	Senior Vice President and Chief Financial Officer	2003

Information on the business backgrounds of Sidney B. DeBoer and Bryan B. DeBoer are provided in “Election of Directors” above.

Brad Gray has served as Executive Vice President involved in acquisitions and dispositions, claims resolutions and human resources since 1996 and was also a Board member from 1997 until May 2005. From 1981 to 1995, he served in various capacities, including as General Manager of our Lithia Dodge (1989-1991) and Grants Pass (1991-1995) stores. Since 1975, Mr. Gray has held various positions in the automobile sales industry, including sales representative, sales manager and general manager.

Scott Hillier joined the Lithia team in January of 1986. Mr. Hillier has served as Senior Vice President of Operations since August 2008. In this role, he supervises Lithia’s Regional Vice Presidents and is responsible for vehicle sales and finance, service and parts operations, marketing, personnel and human resources. Prior to his current role, Mr. Hillier held positions of increasing responsibility within the organization, including Vice President of Human Development and Vice President of Sales and Finance. Prior to joining the executive management team, Mr. Hillier worked in our stores, including roles of Finance Manager, General Sales Manager and General Manager. Mr. Hillier also was a multi-store General Manager and was a member of the team that integrated newly acquired stores. Mr. Hillier has extensive training in customer service and earned one of the first prestigious Chrysler “5-Star certifications” for Medford Chrysler Jeep Dodge in 1998. He brings a wealth of operational experience and successful training and mentoring techniques. Mr. Hillier is integral in performance management and drives one of our most critical company values of “Continuous Improvement.” Mr. Hillier graduated from Southern Oregon University with a B.S. in Inter-disciplinary Studies.

Christopher Holzshu has served as Senior Vice President and Chief Financial Officer since November 2010. Mr. Holzshu is responsible for all aspects of accounting, finance and financial planning and analysis; is directly involved in operations; and oversees our performance monitoring functions, including setting operational targets for store performance and improvements; tracking and managing company-wide budgets, and capital deployment decision making. Prior to his promotion to Chief Financial Officer, Mr. Holzshu served as Vice President, Financial Planning and Analysis since 2007, where he was actively involved in business development, budgeting, forecasting, procurement, payroll and benefits. He joined Lithia in 2003 as Director of Accounting to oversee corporate accounting, and later served as Assistant Vice President of Audit and Compliance, responsible for internal audit and compliance. Before joining Lithia, Mr. Holzshu spent several years with KPMG LLP, where he specialized in the automotive manufacturer and retail automotive sectors. Mr. Holzshu is a licensed CPA in Oregon.

Oversight and Responsibility for Executive Compensation

Our Board of Directors is responsible for establishing and administering our executive compensation and employee benefit programs. This Board duty has been delegated to the Committee in accordance with the Compensation Committee Charter. The Committee annually reviews the executive compensation program and approves appropriate modifications to the senior executive compensation packages, including specific amounts and types of compensation used.

The Committee is responsible for determining the compensation package for our CEO. The Committee meets in executive session, without the CEO, to evaluate his performance and to set the amount and type of compensation to be paid to him. When determining the amount and form of annual compensation for our CEO, in addition to periodic compensation studies by independent consultants and publicly available proxy statement compensation disclosures by peers, the Committee reviews and considers the results of the independent 360-degree review of the CEO conducted annually, and the Committee considers each element of total compensation earned by our CEO.

For each senior executive officer other than the CEO, the CEO recommends a compensation package. After consideration of the recommendations, our overall compensation goals and objectives, our overall performance and each NEO’s performance, the Committee makes a decision regarding the individual NEO’s compensation package.

The Committee also establishes the annual compensation of the non-employee directors and oversees the equity compensation plans, including the administration of the 2003 Stock Incentive Plan, the 2009 Employee Stock Purchase Plan, and the 2011 Executive Management Non-Qualified Deferred Compensation and Long-Term Incentive Plan (the “Long-Term Incentive Plan”) and approves any payments under variable compensation plans.

Independent Consultant. The Committee has used the services of RCG as an independent compensation consultant reporting to the Committee, to prepare a report with respect to the market competitiveness of the compensation for our CEO, our other NEOs, and certain other senior executives.  RCG has compared our senior executives compensation to the primary and secondary peer groups found on page 11 of this proxy statement.

RCG reports directly to the Committee and the Committee reviews all consulting projects performed for the Company by RCG.  As an independent consulting firm, RCG does not provide other services to us, such as retirement or welfare plan administration.

Elements of Compensation Program

We maintain a relatively simple compensation program compared to many other companies. We provide a base salary, variable performance cash compensation, equity grants, long-term incentive and limited personal perquisites and benefits. The following is a discussion of our 2011 executive compensation program which includes, for each element, the primary purpose and formulation.

Base Salary. The amount of base salary for our CEO is based on competitive market factors, the performance of Lithia and the relative pay level within the senior management team. The base salaries of executive officers other than the CEO are based on both financial and non-financial criteria, the executives’ respective responsibilities, the relative internal pay equity among the senior executives and current market conditions, including relative pay within the industry. Base salaries are established at the beginning of each year. Generally, any changes in base salary in a given year do not become effective until March 1 of that year. Therefore, the actual payment of the current year base salary runs from March of that year through the end of February of the following year.

Variable Compensation. Our Discretionary Support Services Variable Performance Compensation Plan approved in 2010 (the “Variable Compensation Plan”) is a cash variable compensation plan intended to compensate an executive for our annual year-to-year performance. The general performance criteria of the Variable Compensation Plan were approved by shareholders in April 2011. Because the payments under the Variable Compensation Plan are purely performance based, prior compensation received under the plan is not taken into consideration when setting new variable compensation targets.

Under the Variable Compensation Plan, each participant will have a maximum variable compensation potential based on a percentage (not to exceed 150%) of that participant’s annual salary (not to exceed $1.0 million). The participant’s variable compensation received under the Variable Compensation Plan will be a percentage of the participant’s maximum potential, determined based on the accomplishment of certain shared company or division objectives, measured at the end of each performance period.

We measure performance under the Variable Compensation Plan in six month periods. The six month periods permit management and the Committee to set meaningful threshold targets, which are achievable with the successful execution of initiatives set in place, without potentially rapidly changing economic factors either making the target unachievable in spite of excellent relative performance, or easily achieving the targets based primarily on an unexpected improvement in the economy. It is our current intention to continue with half-year plans. However, the Committee could revise the performance period for future plans to a full year. The specific performance targets and the percentage of the potential attributed to each performance objective, if any, are set before the applicable period begins and may change for future periods. Following the end of each period, the Committee and management review our performance relative to the prior period’s written plan, determine the level of performance attained for that period and calculate the applicable variable compensation. These calculations are reviewed and confirmed by our internal audit department in writing. All variable compensation approved by the Committee is paid in the following quarter. Although the performance periods are semi-annual, the total variable compensation potential for any executive is determined on an annual basis in accordance with the maximum levels previously approved by shareholders.

For the Variable Compensation Plan, the performance goals for future periods may be based on one or more of these objectives:

•	Company Profit Targets
•	Used Vehicle Sales (Revenue or Units)
•	Fixed Department Sales
•	Manufacturer Sales Satisfaction Scores
•	Manufacturer Service Satisfaction Scores
•	Manufacturer Sales Responsibility (New Vehicles) Attainment

The payment of any variable performance compensation is in the negative discretion of the Board of Directors. Performance achievement of each objective is determined in the sole judgment of the Committee. In making such judgment, the Committee disregards the impact (whether positive or negative) resulting from a change in accounting rules but is otherwise based upon U.S. GAAP. Further, with respect to non-executive officer participants, the Committee may disregard the impacts resulting from material changes from the current core business model, a major acquisition or series of acquisitions, or a disposition of a major portion of our business.

Payments to our NEOs are also subject to a “claw-back” in the event a restatement of our financial performance would result in an adjustment in the amounts previously awarded under the Variable Compensation Plan.

Equity Awards. The 2003 Stock Incentive Plan provides for the issuance of non-qualified stock options, stock-settled stock appreciation rights, stock awards, stock units and performance awards. Our equity-based awards are intended to reward long-term growth and align the interests of management with those of the shareholders, thereby increasing shareholder value. Until 2008, most of the equity awards made to employees under our 2003 Stock Incentive Plan were stock options. With the significant reduction in vehicle sales starting with the nation’s financial crisis in 2008, our operating results and stock price dropped precipitously, leaving virtually all our outstanding stock options either valueless or with little value. As a consequence, the awards served no meaningful incentive to the holders and provided little or no continuing retention benefits. Despite these limitations, we are still incurring significant compensation expense as outstanding options continue to vest. Further, the combination of low interest rates and the high volatility in our stock price contributed to a higher cost to stock option grants relative to the market value of the underlying shares. As a result, management and the Committee have shifted from their prior practice of granting predominately stock options to awarding time-vested restricted stock units (“RSUs”).  We believe that RSUs, as opposed to stock options, results in a lower number of shares being issued. Of note, the fewer shares represented by stock grants reduce the effect of dilution on our other shareholders and, unlike stock options which are perceived to be of nominal value by the holder in the event of share price declines, stock grants retain their incentive value because they retain real value directly reflected in the stock price. We believe the use of RSUs continues to align the interests of our executives with shareholders in increasing the value of the stock and encourage the executive to continue employment with us until the awards vest.

It is our policy that all compensation be compliant with Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), ensuring such expenses are deductible for federal tax purposes. Stock options, by their nature, are “performance-based” under the Code so long as they are issued at or above the market value of the underlying shares. RSUs are not, unless vesting is conditioned upon a shareholder-approved performance-based standard. The 2003 Stock Incentive Plan permits us to tie vesting to, among other things, “company…performance…” but does not identify any specific performance criteria. In 2011, the shareholders approved a performance-based standard requiring the achievement of a designated level of income, which, at a minimum, must be positive. For NEOs, RSU awards are subject to a performance standard to ensure the compensation expense associated with the awards is compliant with Section 162(m) of the Code and therefore deductible for federal income tax purposes.

As with our Variable Compensation Plan, awards to our NEOs are subjected to a “claw-back” in the event a restatement of our financial performance would result in a failure to achieve the performance objective set for the vesting of any such award.

Long-Term Incentive Plan and Deferred Compensation.  Previously, other than equity awards, we had not adopted any long-term incentive or retirement plans for our officers. As part of the Committee’s review of our compensation package in 2011, management recommended, and the Board approved, the implementation of a Long-Term Incentive Plan for our management group including our NEOs. The purpose of the Long-Term Incentive Plan is to include in our compensation package a cost-effective retirement program to assist us in recruiting and retaining key personnel. Under the Long-Term Incentive Plan, we may contribute awards for participants that will have a deferred payout. Contributions to the Long-Term Incentive Plan for all participants will be at the discretion of the Committee based on our operating performance for the prior year and other qualitative factors. Each participant shall vest in any discretionary contributions under a schedule approved by the Committee and set forth in the Notice of Discretionary Contributions underlying each such discretionary award. If a participant’s employment terminates in the event of a change in control, death or disability, the participant’s discretionary contribution account shall become fully vested. In addition, eligible employees may annually elect to defer up to 50% of their base salary and 100% of their variable compensation. Executives who are eligible to participate in the Deferred Compensation Program (described below) were not eligible to make elective deferral contributions under the Long-Term Incentive Plan before January 1, 2012. The minimum deferral amount for any deferral period is $5,000. The Committee may change these minimums and maximums from time to time upon written notice. A participant will be 100% vested in such deferral amounts.  Balances in the Long-Term Incentive Plan for all participants will be credited or debited on a monthly basis with an earnings rate determined by the Committee and communicated to participants no later than 30 days prior to the plan year for which the earnings rate will be effective. The balance in the discretionary contributions account will be paid out over a 10-year period after normal retirement. Deferral contributions will be paid out as elected in the participant’s participation election relating to each deferral period. We are using corporate-owned life insurance to fund our obligations under the Long-Term Incentive Plan.

Deferred Compensation Program. During fiscal year 2011, we offered our executive officers the opportunity to defer receipt of their compensation through our Deferred Compensation Program. See, “Director Compensation – Deferred Compensation Program.”

Benefit Programs. Our NEOs are generally eligible to participate in benefit programs available to all full-time employees, including health and disability insurance and participation in a 401(k) plan. However, because of limitations contained in the Code applicable to principal shareholders and their family members, only Mr. Holzshu and Mr. Hillier are currently eligible to participate in our 2009 Employee Stock Purchase Plan.

Tax Benefits. We attempt to maximize the tax benefits related to compensation expense; however, tax considerations are not the compelling factor in determining the annual compensation package or form of compensation. Because all forms of equity compensation are now required to be accounted for as compensation expense, equity awards are structured in a manner designed to lessen our after-tax compensation expense while achieving our compensation goals.

The Committee intends all compensation to be compliant with Section 162(m) of the Code in order to permit us to be able to deduct, for federal income tax purposes, all compensation paid to the NEOs. Accordingly, the Variable Compensation Plan and RSU awards to our NEOs are “performance-based compensation programs” and, as required, were submitted to shareholders for approval. Periodically, as required by the Code and whenever material changes are made to the performance criteria, the revised plan will be resubmitted to shareholders for approval.

Compensation Framework in Relation to 2011 Results

Base Salary. The Committee generally reviews and adjusts base salaries at its February meeting with the new salaries effective in March. With the uncertainty surrounding the economy, generally, and the automotive industry, the Committee approved freezing the base salary for the NEOs from 2007 through 2010 (except for Mr. Gray’s salary, which was reduced to reflect reduced job responsibilities, and Mr. Holzshu’s base salary which was established upon his promotion to Chief Financial Officer in 2010). For 2011, the Committee decided to continue the salary freeze for the CEO and the President, to freeze Mr. Gray’s salary at the 2010 level, and to increase the other named executive officer base salaries to the following amounts: Scott Hillier - $330,000; and Chris Holzshu - $300,000.

Variable Compensation. For 2011, the Committee set the maximum variable compensation payment level, as a percentage of salary, for each of the NEOs as follows: Sid DeBoer – 150%; Bryan DeBoer – 150%; Brad Gray – 100%; Scott Hillier – 100%; Chris Holzshu – 75%. To determine actual variable compensation payments, the maximum variable compensation level is multiplied by the performance criteria achievement level. For example, if the performance criteria attained for 2011 indicated an achievement level of 50% of potential, the amount of variable compensation earned would be equal to 75% of the executive’s base salary (assuming 150% maximum variable compensation level) for that period. The Committee recognizes that the potential variable compensation available to the executives could be substantial, but believes that such rewards would be merited if the criteria were satisfied at the maximum level. The Committee also believes that the overall performance criteria established in 2011 were aggressive in comparison to our performance in 2010 and 2009 and management’s internal projections for the year.

The following were the performance criteria under the First-Half 2011 Variable Compensation Plan:

•
achieving a level of pre-tax profits determined using GAAP consolidated pre-tax profits excluding any non-operating transactions or disposal activities, income tax adjustments and the other adjustments set forth in the reconciliation table at the end of this section on Variable Compensation.

•
achieving a 100% sales satisfaction score as computed by the average of the scores received from each of our major brand manufacturers (with 100% being an average performing store) on stores owned for at least 12 months and as reported in the CSI/SSI Comparative Analysis Summary in the Lithia Store Rankings following the end of the second quarter;

•
achieving a 100% service satisfaction score as computed by the average of the scores received from each of our major brand manufacturers (with 100% being an average performing store) on stores owned for at least 12 months and as reported in the CSI/SSI Comparative Analysis Summary in the Lithia Store Rankings following the end of the second quarter;

•
new vehicle MSR percentages determined by the average (weighted based upon total units sold by each store) of the scores received from each manufacturer providing comparable market sales efficiency data on stores owned for at least 12 months and as reported in the MSR/Sales Efficiency Trend Report (Section 1) following the end of the second quarter;

•	used vehicle unit sales percentage increase/decrease based on same store year-over-year performance year-to-date for the six month period; and
•	fixed department revenue growth determined on continuing operations same store year-over-year performance year-to-date for the six month period.

As an additional condition to earning any variable compensation for Sales Satisfaction scores, Service Satisfaction scores, New Vehicle MSR, Used Vehicle Sales and Fixed Department Sales, we must have achieved pre-tax profits of at least $6.0 million for the first half of 2011.

For the first half of 2011, participants earned a total of 88% of the maximum variable compensation amount, with Lithia achieving a pre-tax profit of $39.3 million, excluding non-operating transactions and disposal activities, a new vehicle MSR rate of 101.1%, used vehicle retail same store unit sales rate of 16.4%, and fixed operations same store sales growth of 6.5%. The total amount of the variable compensation earned by the CEO and other NEOs for the first half of 2011 was $1,426,920.

The performance criteria under the Second-Half 2011 Variable Compensation Plan were the same as the performance criteria under the First-Half 2011 Variable Compensation Plan, except that the pre-tax profit targets were modified, the measurement of new vehicle MSR percentage was adjusted to remove the effect of smaller stores, and the timing of receipt of the Sales and Satisfaction Scores was clarified. As an additional condition to earning any variable compensation for Sales Satisfaction scores, Service Satisfaction scores, New Vehicle MSR, Used Vehicle Sales and Fixed Department Sales, for this period, we must have achieved pre-tax profits of at least $6.0 million.

For the second half of 2011, participants earned a total of 87% of the maximum variable compensation, with Lithia achieving a pre-tax profit of $45.7 million, excluding non-operating transactions and disposal activities, a new vehicle MSR rate of 104.6%, used vehicle retail same store unit sales rate of 14.3%, and fixed operations same store sales growth of 2.8%. The total amount of the variable compensation earned by the CEO and other NEOs for the second half of 2011 was $1,410,705.

The following table sets forth the maximum percentage of the participant’s maximum potential that could have been achieved under each performance objective for the first six months of 2011 and the second six months of 2011. It also sets forth the actual achievement for each performance objective for each six-month period. For each subsequent period, the Committee may change (i) which of these performance objectives will be considered; (ii) the specific targets; (iii) the inclusion or exclusion of discontinued operations, non-recurring items or impairment charges; (iv) whether such objectives are thresholds to be achieved, relative changes from previous periods or are compared to a defined or identified peer group; and (v) the applicable percentages for each of the performance objectives.

Objective		2011 First Half Performance Target	Result	Potential Achievement(5)	Actual Achievement
●	Pre-tax Profit (1)	$12.5 million to $25.0 million, pro-rata if between levels	$39.3 million	25% to 75%	75%
●	Sales Satisfaction (2)	Aggregate score of 100%	99.5%	5%	0%
●	Service Satisfaction (2)	Aggregate score of 100%	99.7%	5%	0%
●	New Vehicle MSR (3)	Aggregate score of 110% or higher	101.1%	5%	3%
		Aggregate score of 105% to 109.9%		4%
		Aggregate score of 100% to 104.9%		3%
●	Used Vehicle Unit Growth(4)	15% or higher	16.4%	5%	5%
	(Same Store over prior year)	10.0% to 14.99%		4%
		5.0% to 9.99%		3%
●	Fixed Operations Sales Growth (4)	2% or higher	6.5%	5%	5%
	(Same Store over prior year)	1.0% to 1.99%		4%
		0% to .99%		3%
		Total		100%	88%

Objective		2011 Second Half Performance Target	Result	Potential Achievement(5)	Actual Achievement
●	Pre-tax Profit (1)	$15.0 million to $35.0 million, pro-rata if between levels	$45.7 million	25% to 75%	75%
●	Sales Satisfaction (2)	Aggregate score of 100%	99.7%	5%	0%
●	Service Satisfaction (2)	Aggregate score of 100%	99.7%	5%	0%
●	New Vehicle MSR (3)	Aggregate score of 110% or higher	104.6%	5%	3%
		Aggregate score of 105% to 109.9%		4%
		Aggregate score of 100% to 104.9%		3%
●	Used Vehicle Unit Growth(4)	15% or higher	14.3%	5%	4%
	(Same Store over prior year)	10.0% to 14.99%		4%
		5.0% to 9.99%		3%
●	Fixed Operations Sales Growth (4)	2% or higher	2.8%	5%	5%
	(Same Store over prior year)	1.0% to 1.99%		4%
		0% to .99%		3%
		Total		100%	87%

(1)
Determined using GAAP consolidated pre-tax profit excluding any non-operating transactions or disposal activities (examples: real estate or store sale gains/losses, impairments, income tax adjustments, etc.). Achievement is measured after the deduction of Supplemental Executive Retirement Plan (SERP) expenses and any variable compensation to be paid hereunder.

(2)
Determined by the average of the scores received from each manufacturer (with 100% being an average performing store) for each store owned for at least 12 months and included in the CSI/SSI Comparative Analysis Summary in the Lithia Store Rankings following the end of the measurement period.

(3)
Determined by the average (weighted based upon total units sold by each store) of the scores received from each manufacturer providing comparable market sales efficiency data (currently excludes General Motors, Kia, BMW and Hyundai) on stores owned for at least 12 months, and as reported in the MSR/Sales Efficiency Trend Report (Section 1) following the end of the measurement period.

(4)	Determined using same-store operating results. Same-store only includes results from store operations where full months of operations occur in both periods.
(5)
If the highest threshold were attained for all objectives in each half-year plan, the maximum amount of the variable compensation payable related to performance in 2011 to the CEO and the other four NEOs would have been $3,243,000 (for individual potential variable compensation, see the “Grants of Plan-Based Awards Table” in this proxy statement). This maximum amount is approximately $146,000 greater than the maximum amount possible in 2010, which is a result of the different mix of NEOs and their associated maximum potential variable compensation and salary levels.

The total variable compensation amount achieved in 2010, 2009, and 2008 under plans based on similar performance criteria was 47.5%, 42%, 12%, respectively, of each participant’s maximum variable compensation potential. However, because of the changes in our financial condition and the retail automotive market generally, the Committee recommended, and the Board elected to exercise, its negative discretion and authorized no cash variable compensation payment to the named executive officers in 2008.

The actual adjusted pre-tax profit achieved was $39.3 million for the first half and $45.7 million for the second half of 2011, respectively. These amounts were determined by starting with GAAP consolidated income from continuing and discontinued operations and then excluding any non-core transactions or non-cash adjustments (for example, real estate sales, contract termination fees, impairments, income tax adjustments, gains/losses on sold/closed stores following last full month of operations and similar items) as specified in the plan. The material adjustments are the same adjustments we perform when presenting non-GAAP operating income, which focuses on operating income from continuing operations, in our earnings releases and filings on Form 10-Q and Form 10-K. Additional adjustments relate to discontinued operations, gains/losses on disposal activities and miscellaneous non-operating transactions or disposal activities such as disposals of real estate.

The table below reconciles reported GAAP consolidated income from continuing and discontinued operations and the actual pre-tax profit for purposes of the variable compensation plans:

	6 Months Ended June 30, 2011		6 Months Ended December 31, 2011		12 Months Ended December 31, 2011
Pre-tax Income from Continuing Operations	$38,240	(1)	$50,935	(9)	$89,175	(5)
Pre-tax Income from Discontinued Operations	278	(2)	4,729	(9)	5,007	(6)
Pro forma items:
Asset impairments and disposal gains	292	(3)	(5,797	)(9)	(5,505	)(7)
Reserve adjustments			950	(9)	950	(7)
Excluded items:
Loss (gain) on disposals	53	(2)	(4,449	)(9)	(4,396	)(6)
Other non-operating adjustments:
Loss (gain) on Real Estate disposals	372	(4)	288	(9)	660	(8)
Miscellaneous losses	65	(4)	(945	)(9)	(880	)(8)
Adjusted Variable Compensation Plan Pre-tax Income	$39,300		$45,711		$85,011

(1)	Form 10-Q period ended June 30, 2011 - Item 1 - Consolidated Statement of Operations
(2)	Form 10-Q period ended June 30, 2011 - Item 1 - Note 16
(3)	Form 10-Q period ended June 30, 2011 - Item 2 - Pro Forma Reconciliations
(4)	Form 10-Q period ended June 30, 2011 - Item 1 - Consolidated Statement of Operations (included in Selling, general and administrative)
(5)	Form 10-K period ended December 31, 2011 - Item 8 - page F-4
(6)	Form 10-K period ended December 31, 2011 - Item 8 - Note 17 - page F-38
(7)	Form 10-K period ended December 31, 2011 - Item 7 - page 45
(8)	Form 10-K period ended December 31, 2011 - Item 8 - page F-4 - included in Selling, general and administrative
(9)	Difference between 12 months ended December 31, 2011 and 6 months ended June 30, 2011

2003 Stock Incentive Plan Awards. The number of RSUs awarded to the senior executives was determined by the Committee after considering a number of factors, including the percentage of total compensation and the price of our Class A common stock. In 2011, we issued a total of 181,125 RSUs to key employees, including NEOs whose grants are reflected in the table headed Grants of Plan-Based Awards later in this proxy statement. The awards vest 25% on the second anniversary, an additional 25% on the third anniversary, and become fully vested on the fourth anniversary. Each award made to our NEOs includes a performance-based vesting requirement in addition to the time-vesting requirement. For 2011, vesting of the awards is subject to attainment by us of positive adjusted net income from continuing operations for each of 2011, 2012, 2013, and 2014.

The Committee established the number of RSUs awarded to the CEO (none for 2011), and approved the compensation for the other executive officers, including review and discussion of management’s recommendation for the number of RSUs awarded to officers other than the CEO. RSU award levels were not based on a formula and all awards were entirely discretionary. The Committee considered the compensation study for specified officers and assessed the competitiveness of our compensation in the industry. The Committee also considered the results of performance reviews, as well as the overall compensation package, when approving RSU awards for NEOs. In making its recommendations to the Committee, management considered performance reviews and job responsibilities, as well as the competitiveness of our compensation in the industry. Our general practice has been to award a higher number of RSUs to officers with greater responsibilities.

We also use equity awards as a significant portion of the compensation paid to our non-employee directors. (See “Director Compensation” above.)

Long-Term Incentive Plan. For 2011, the Committee approved a contribution under the Long-Term Incentive Plan for Sidney B. DeBoer of $975,000. In approving this level of contribution, the Committee noted that Mr. DeBoer’s base compensation had not been increased between 2007 and 2010, and, for 2011, no equity awards were made to him. The Committee believed that shifting the value of annual equity grants into a deferred cash retirement benefit would better benefit Lithia and Mr. DeBoer, recognizing he is a significant shareholder whose primary economic interest is to enhance the value of our common stock. It also allows us to reward him for performance and the transition of operational involvement to position Lithia for uninterrupted long-term succession in key leadership positions. The 2011 contribution for the CEO will vest over one year, and the earnings rate is 6%.

The contribution for the NEOs other than the CEO approved by the Committee totaled $190,200 for 2011 (individual contributions for NEOs are reflected in the table headed “Non-Qualified Deferred Compensation” later in this proxy statement). In approving this level of contribution for the other NEOs, the Committee considered its operating performance for the prior year and other qualitative factors.  Contributions for the NEOs other than the CEO will vest over seven years, and the earnings rate is 6%.

Other Compensation. We make contributions to the 401(k) accounts of all participating NEOs on the same terms as those of other participants in our 401(k) plan and provide health and disability insurance for the NEOs under the same plans as for other non-executive employees. For 2011, we guaranteed a minimum match of 15% on the first $2,500 of contributions, with the match between 30% and 40% depending on our achievement of the pre-tax profit objectives in the First and Second Half Variable Compensation Plan. Our achievement levels resulted in the match on the first $2,500 of contributions for 2011 at 35%.

We also provide an automobile allowance to our NEOs and pay premiums on a long-term disability insurance policy for each. In addition, in 2011, we adopted a Long-Term Care Insurance Plan for our senior executives through payment of annual premiums on individually owned policies for covered executives.

We believe that the current mix and amount of compensation provides a competitive compensation package for our NEOs, properly balancing the compensatory features with the performance features and providing incentive to implement and execute our short-term and long-term strategic and operational plans.

Employment Agreements

We have not entered into employment contracts with any of the NEOs, all of whom are employees at will whose employment may be terminated by us at any time with or without cause. However, we do have Change-in-Control Agreements with certain senior executives that provide for severance in the event of termination of employment following a change in control, and we have entered into an agreement with Brad Gray to provide him with certain compensation if we terminate him without cause prior to February 28, 2014. For a more complete description of Mr. Gray’s agreement, see, “Potential Payments Upon Termination or Change-of-Control.” below.

Change-in-Control Agreements

With the downturn in the automotive industry generally and the related decline in our stock price in 2009, the Board of Directors recognized that we could be an attractive acquisition target and adopted the Change-in-Control Agreements as a means of providing an incentive for the executive team to remain with us. Additionally, if the Board of Directors determined that a sale of our business was in the best interest of shareholders, the Board of Directors wanted to provide an appropriate level of severance should the sale result in termination of certain members of the executive team. All of our equity grant agreements with our executive officers contain provisions that accelerate vesting upon a change in control. For a more complete description, see, “Potential Payments Upon Termination or Change-of-Control” below.

Equity Grant Date Practices

Except for the non-employee directors as noted above, we award stock options and RSU awards to all persons selected to receive an award on the same date. The exercise price for stock options is set at the time of the award at not less than the fair market value measured as the closing price of our Class A common stock on the date of grant. RSUs are awarded with vesting requirements but without any payment requirement. Generally, the expected date of grant is on or about March 10th of each year, which is expected to be after the release of year-end financial results and outside the regularly scheduled closed window period for the first quarter, which allows for ease of exercise for insiders by tendering then held shares. Other than in the context of the foregoing, we do not consider the release of earnings information when granting awards. All regular stock option and equity awards are reviewed and approved at a Committee meeting each year. As noted earlier in this report, our current practice is to only award RSUs.

Stock Ownership Guidelines

After the second calendar year of service, the NEOs are expected to acquire and hold shares of our Class A common stock with a market value equal to at least 5% of their base salary for each subsequent year of service as an executive officer (but not greater than 50% of base salary expected). In determining compliance with this guideline, share ownership shall include vested restricted shares and indirect ownership, but will not include unexercised stock options.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, included elsewhere in this proxy statement, with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report on Form 10-K and included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Thomas Becker (Chairman)
William L. Young
Susan O. Cain

COMPANY COMPENSATION POLICIES AND PRACTICES, RISK ANALYSIS

The Compensation Committee and the full Board of Directors considered whether our compensation policies and practices, and, in particular, our variable performance compensation plans, incent participants to take increased risks, which could reasonably result in a material adverse effect to us. The Board of Directors and Compensation Committee concluded that such plans, policies and practices do not create an incentive to take unreasonable risks that could result in material adverse effects on us. In reaching this conclusion, the Board of Directors and Compensation Committee members noted the following:

•
Except for the pay plans for regional and store general managers, for sales personnel, and fixed operations personnel, the incentive plans in which our executive management and senior officers participate are based on company-wide performance.

•	Our incentive plans focus on key performance metrics, which are less susceptible to manipulation or being favorably influenced by risk-taking activity.
•	The largest component of our incentive plan key performance metrics is company-wide pre-tax income, excluding non-operating transactions and disposal activities.
•	The vast majority of our business is retail sales of new and used vehicles and the sale of related parts and services.
•
Except to hedge a portion of our interest rate risk and inconsequential supply contracts, we do not engage in any derivative transactions, forward or futures contracts or other “bet-the-company” contracts.

•	While currently engaged solely in the retail automotive sales, service, finance and related products business, we are continuing to diversify our product line and geographic base.
•	Variable compensation payments to our executive officers are subject to “claw back” in the event any achievement target is later found not to have been attained.
•	The variable compensation plans preserve “negative discretion” to permit the Board of Directors to elect not to pay otherwise achieved variable compensation amounts for any reason.
•	A meaningful component of compensation is equity grants with extended vesting periods designed to ensure that our long-term prosperity is an important goal of participants as well.
•	Three of our five named executive officers (or their families), have large equity positions in Lithia, which are believed to significantly increase their focus on long-term shareholder value.

With respect to our employees whose compensation plans are based in significant part on store-level profitability or their individual sales performance, we have established company-wide procedures and protocols and centralized marketing, advertising, accounting and operational controls, backed by internal audit reviews, that are designed to avoid any activity which could be illegal or put us at risk.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2011

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our (i) Principal Executive Officer (“PEO”); (ii) our Principal Financial Officer (“PFO”); and (iii) our three other current executive officers who were also our three most highly compensated executive officers other than the PEO and PFO at December 31, 2011; (herein collectively referred to as the “named executive officers”) for the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation	Change in pension value and nonqualified deferred compensation earnings	All Other Compensation(2)	Total
Sidney B. DeBoer	2011	$840,000	$-	$1,102,500	$7,052	$999,531	$2,949,083
Chairman, CEO	2010	840,000	357,732	598,500	-	25,127	1,821,359
and Secretary	2009	840,000	-	679,200	-	20,195	1,539,395

Bryan B. DeBoer	2011	624,000	402,120	819,000	564	100,115	1,945,799
President and Chief	2010	624,000	190,790	444,600	-	20,360	1,279,750
Operating Officer	2009	624,000	-	493,120	-	18,157	1,135,277

R. Bradford Gray	2011	492,000	80,424	430,500	356	71,042	1,074,322
Executive Vice	2010	492,000	53,660	233,700	-	18,927	798,287
President	2009	504,000	-	206,640	-	17,339	727,979

Christopher Holzshu(3)	2011	300,000	132,700	196,875	217	60,509	690,301
Senior Vice	2010	250,000	53,660	72,775	-	10,338	386,773
President and CFO			-

Scott A. Hillier(4)	2011	330,000	156,827	288,750	239	53,507	829,323
Senior Vice
President

(1)
These amounts reflect the fair value of awards granted during the respective years on the date of grant. See Note 12 of Notes to Consolidated Financial Statements included in our Annual Report for the year ended December 31, 2011 for the valuation techniques and assumptions and other information related to our stock awards.

(2)	All Other Compensation in 2011 included the following:

Name	Auto Allowance	401(k) Match	Insurance Premiums	Contributions to Nonqualified Deferred Compensation Plan	Other	Total
Sidney B. DeBoer	$20,984	$875	$2,672	$975,000	$-	$999,531
Bryan B. DeBoer	17,392	875	2,672	78,000	1,176	100,115
R. Bradford Gray	18,295	875	2,672	49,200	-	71,042
Christopher Holzshu (3)	12,917	875	2,629	30,000	14,088	60,509
Scott A. Hillier	16,169	875	2,672	33,000	791	53,507

(3)
Mr. Holzshu was promoted to CFO November 1, 2010, and, accordingly, his 2010 compensation includes all compensation earned in his prior position through October 31, 2010 and two months of salary as CFO.

(4)	Mr. Hillier qualified as an executive officer beginning in 2011.

Grants of Plan-Based Awards Table for the Year Ended December 31, 2011

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares)(2)			Grant Date Fair Value of Stock and Option
	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($)(3)
Sidney B. DeBoer	1/1/2011	$18,900	$189,000	$630,000	-	-	-	$-
	7/1/2011	18,900	409,500	630,000	-	-	-	-

Bryan B. DeBoer	1/1/2011	14,040	140,400	468,000	-	-	-	-
	7/1/2011	14,040	304,200	468,000	-	-	-	-
	3/10/2011	-	-	-	7,500	30,000	30,000	402,120

R Bradford Gray	1/1/2011	7,380	73,800	246,000	-	-	-	-
	7/1/2011	7,380	159,900	246,000	-	-	-	-
	3/10/2011	-	-	-	1,500	6,000	6,000	80,424

Christopher Holzshu	1/1/2011	3,375	33,750	112,500	-	-	-	-
	7/1/2011	3,375	73,125	112,500	-	-	-	-
	3/10/2011	-	-	-	2,475	9,900	9,900	132,700

Scott A. Hillier	1/1/2011	4,950	49,500	165,000	-	-	-	-
	7/1/2011	4,950	107,250	165,000	-	-	-	-
	3/10/2011	-	-	-	2,925	11,700	11,700	156,827

(1)
The grant date for the Non-Equity Incentive Plan awards reflects the starting period for each half of the 2011 Variable Performance Compensation Plans. The performance criteria and applicable variable compensation achievement percentages are established by the Board of Directors prior to the start of each period (see the discussion under “Variable Compensation” above).

(2)	These stock awards include a performance condition as well as a service condition (see discussion under “2003 Stock Incentive Plan Awards” above).
(3)
This amount reflects the estimated fair value on the date of grant. See Note 12 of Notes to Consolidated Financial Statements included in our Annual Report for the year ended December 31, 2011 for the valuation techniques and assumptions and other information related to our equity awards during 2011. This total amount will be proportionately recognized as compensation expense over the vesting period of the respective award.

The following narrative discusses the material information necessary to understand the information in the table above.

The Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards Table for 2011 reflect awards under the Variable Compensation Plan. The Variable Compensation Plan is structured such that the total amount earned each period is tied directly to our performance for the period and results in a single, definitive amount based on the performance criteria attained during the period (see the discussion under “Elements of Compensation - Variable Compensation” above). As a result, depending on which criteria were satisfied, and to what extent satisfied, the variable compensation each period will have a variable compensation potential based on a percentage (not to exceed 150%) of base salary for each period if all criteria elements were satisfied at the highest level. Therefore, there is no “target” amount. The target amount set forth in the table above reflects the percentage of variable compensation that each executive would have received if the level of performance attained in each half of 2010 was attained in each half of 2011.

Under the objectives and targets for the First Half and Second Half 2011 Variable Compensation Plans, and using actual 2010 results, each named executive officer would have received 30% of their maximum variable compensation potential in the first half and 65% of their maximum potential variable compensation in the second half. The maximum variable compensation potential in 2011 was 150% of base salary for the CEO and President; Mr. Gray and Mr. Hillier were eligible to receive up to 100% of their base salaries in 2011, and Mr. Holzshu was eligible to receive up to 75% of his base salary in 2011.

Outstanding Equity Awards at Year End 2011

The following table sets forth the outstanding equity awards held by the named executive officers as of December 31, 2011:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)

Sidney B. DeBoer	-	-		$-	-	-		$-	60,000	(1)	$1,311,600
	16,000	-		15.130	12/26/12	-		-	-		-
	24,000	-		31.670	03/10/12	-		-	-		-
	-	24,000	(3)	28.340	03/09/13	-		-	-		-
	-	25,000	(4)	9.375	03/10/14	-		-	-		-
	-	16,875	(5)	9.375	03/10/14	-		-	-		-

Bryan B. DeBoer	-	-		-	-	-		-	32,000	(1)	699,520
	-	-		-	-	-		-	30,000	(2)	655,800
	8,000	-		15.130	12/26/12	-		-	-		-
	18,000	-		31.670	03/10/12	-		-	-		-
	-	18,000	(3)	28.340	03/09/13	-		-	-		-
	-	25,000	(4)	9.375	03/10/14	-		-	-		-
	-	16,875	(5)	9.375	03/10/14	-		-	-		-
	60,000	20,000	(6)	5.370	08/11/14	-		-	-		-

R. Bradford Gray	-	-		-	-	9,000	(1)	196,740	-		-
	-	-		-	-	-		-	6,000	(2)	131,160
	12,000	-		15.130	12/26/12	-		-	-		-
	14,000	-		31.670	03/10/12	-		-	-		-
	-	14,000	(3)	28.340	03/09/13	-		-	-		-
	-	14,000	(4)	9.375	03/10/14	-		-	-		-
	-	1,890	(5)	9.375	03/10/14	-		-	-		-

Christopher Holzshu	-	-		-	-	9,000	(1)	196,740	-		-
	-	-		-	-	-		-	9,900	(2)	216,414
	400	-		11.250	03/10/13	-		-	-		-
	11,250	3,750	(4)	9.375	03/10/14	-		-	-		-
	-	10,125	(5)	9.375	03/10/14	-		-	-		-
	11,250	3,750	(6)	5.370	08/11/14	-		-	-		-

Scott A. Hillier	-	-		-	-	1,500	(3)	32,790	-		-
	-	-		-	-	18,000	(1)	393,480	-		-
	-	-		-	-	-		-	11,700	(2)	255,762
	3,000	-		15.130	12/26/12	-		-	-		-
	-	5,000	(4)	9.375	03/10/14	-		-	-		-
	-	675	(5)	9.375	03/10/14	-		-	-		-
	37,500	12,500	(6)	5.370	08/11/14	-		-	-		-

The following reflects the vesting of the awards reflected in the above table as unvested as of December 31, 2011:

(1)
Vested 25% on March 12, 2012 and vests 25% on March 12, 2013 and 50% on March 12, 2014. The awards for Sidney B. DeBoer and Bryan B. DeBoer will not vest on such dates, unless we report positive adjusted income from continuing operations for each of 2010, 2011, 2012, and 2013. Failure to achieve such performance target in any year will result in the forfeiture of 25% of the shares granted.

(2)
Vests 25% on March 10, 2013, 25% on March 10, 2014 and 50% on March 10, 2015. The awards will not vest on such dates, unless we report positive adjusted income from continuing operations for each of 2011, 2012, 2013 and 2014. Failure to achieve such performance target in any year will result in the forfeiture of 25% of the shares granted.

(3)	Vests as to 100% of the covered shares on the fifth anniversary of the grant date, which was March 9, 2012
(4)	Vests as to 100% of the covered shares on the fourth anniversary of the grant date, which was March 10, 2012
(5)
These options were granted to certain executives relating to the roll-out and development of our former L2 Auto division which ceased operations in 2009. These options have performance-based vesting criteria based on operations of our discontinued L2 Used Car Program; and, therefore, the vesting criteria cannot be satisfied and these options will expire unvested.

(6)	Vests as to 100% of the covered shares on the fourth anniversary of the grant date, which is August 11, 2012.

Option Exercises and Stock Vested for the Year Ended December 31, 2011

The following table summarizes the number of stock options exercised during 2011 for each named executive officer. The value realized is the actual dollar value the executive received on the exercise date based on the fair market value of the stock on that date. Mr. Hillier is the only named executive officer whose stock awards vested in 2011.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sidney B. DeBoer	16,000	$42,240	-	$-
Bryan B. DeBoer	5,231	13,810	-	-
R. Bradford Gray	12,000	35,760	-	-
Christopher Holzshu	-	-	-	-
Scott A. Hillier	3,000	8,940	1,500	21,750

NONQUALIFIED DEFERRED COMPENSATION FOR 2011

The table below reflects the contributions, earnings, withdrawals and distributions during the fiscal year ended December 31, 2011, and the account balances as of December 31, 2011 for each named executive officer.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Sidney B. DeBoer	$-	$975,000	$34,655	$-	$1,009,655
Bryan B. DeBoer	-	78,000	2,772	-	80,772
R. Bradford Gray	-	49,200	1,749	-	50,949
Christopher Holzshu	-	30,000	1,066	-	31,066
Scott A. Hillier	-	33,000	1,173	-	34,173

We adopted a Long-Term Incentive Plan in 2011 that permits us to contribute awards for participants that will have a deferred payout. We also offer a non-qualified deferred compensation plan, under which senior executives may defer receipt of portions of their compensation in any given year, with all amounts deferred earning interest at an annual rate equal to the weighted average interest rate on our new vehicle floor plan line of credit referenced to such rate as of the last business day of the prior year. See, “Elements of Compensation – ‘Long Term Incentive Plan and Deferred Compensation Plan’ and ‘Deferred Compensation Program’.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Other than as described below, we do not have any employment agreements or any other agreements or understandings with any of the named executive officers that provide for supplemental payments after the executive’s employment terminates.

On February 29, 2012, we entered into an employment agreement with Brad Gray to provide him with his base salary, auto allowance, and insurance premiums through at least February 28, 2014, as well as vesting of equity awards, in the event that Lithia elects to terminate Mr. Gray without cause prior to that date.

We previously entered into change-in-control agreements with Sidney DeBoer, Bryan DeBoer, and Chris Holzshu. In the event of termination following a change in control, as defined in the agreements, such executive will receive two times their base salary for the year in which termination occurs. Additionally, each of them will also receive health insurance benefits for the shorter of 24 months or the full COBRA period; and their pro-rata payout under any variable compensation plan based on the performance levels attained at the time of termination. The pro-rata amount shall be based on the proportion of the service period completed by the executive prior to termination.

In the case of Sidney DeBoer, a change-in-control will not be deemed to have occurred if Sidney DeBoer, Lithia Holding Company, LLC or an affiliate of either owns, votes or controls more than 20% of the stock of the resulting entity after such event.

In addition, all of our stock option and restricted share grant agreements contain provisions that accelerate vesting upon a change-in-control.

The following table provides quantitative disclosure of payouts to named executive officers assuming a change-in-control and associated triggering events occurred on December 31, 2011 and the price per share of our common stock is the closing market price on that date. The amounts listed in the table are in addition to benefits generally available to our employees upon termination of employment, such as distributions from the 401(k) plan and accrued vacation.

Name	Severance Payments	Severance Related Benefits (1)	Intrinsic Value of Stock Options That Would Vest	Value of Stock Awards That Would Vest	Non-Equity Incentive Plan Awards (2)	Total
Sidney B. DeBoer	$1,680,000	$18,463	$522,809	$1,311,600	$1,102,500	$4,635,372
Bryan B. DeBoer	1,248,000	23,526	852,609	1,355,320	819,000	4,298,455
R. Bradford Gray(3)	-	16,267	198,387	327,900	430,500	973,054
Christopher Holzshu	600,000	22,224	235,067	413,154	196,875	1,467,320
Scott A. Hillier	-	25,623	276,977	682,032	288,750	1,273,382

(1)	Based on current cost of providing 18 months (the full COBRA period) of COBRA benefits for the named executive officers.
(2)	The amount is based on the performance levels attained under the Variable Performance Compensation Plan in 2011 (see discussion on the Variable Compensation above).
(3)	This table does not take into account the agreement Brad Gray entered into with the Company on 2/29/2012, as such agreement was not a change-in-control agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 29, 2012, certain information with respect to ownership of our common stock of (i) each director, (ii) each named executive officer, (iii) all persons known by us to be beneficial owners of more than 5% of any class of our common stock, and (iv) all current executive officers and directors as a group.

Shareholder	Class(1)	Number of Shares(2) (3)	Percent of Shares Outstanding(3)
Lithia Holding Company, LLC (4) (5)	Class B	3,762,231	100%

Sidney B. DeBoer (4) (5)	Class A	266,051	1.2%
	Class B	3,762,231	100%

FMR LLC (6)	Class A	2,490,580	11.2%
82 Devonshire Street
Boston, Massachusetts 02109

BlackRock, Inc. (7)	Class A	1,672,097	7.5%
40 East 52nd Street
New York, New York 10022

Dimensional Fund Advisors LP (8)	Class A	1,793,982	8.1%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

The Vanguard Group, Inc. (9)	Class A	1,134,101	5.1%
100 Vanguard Blvd.
Malvern, PA 19355

Invesco Ltd. (10)	Class A	1,134,807	5.1%
1555 Peachtree Street NE
Atlanta, GA 30309

M. L. Dick Heimann (2) (5)	Class A	330,533	1.5%
R. Bradford Gray (2) (5)	Class A	103,249	*
Bryan B. DeBoer (2) (5)	Class A	142,086	*
Christopher Holzshu	Class A	41,139	*
Scott Hillier (2)	Class A	69,770	*
Thomas Becker (2)	Class A	58,849	*
William Young (2)	Class A	9,779	*
Susan O. Cain (2)	Class A	16,953	*

Kenneth E. Roberts	Class A	150,000	*

All current executive officers and directors as a Group (9 persons) (2)	Class A	1,038,409	4.6%
	Class B	3,762,231	100%
Combined Class A ownership, assuming conversion of all Class B shares, for all current officers and directors as a group (9 persons)		4,800,640	18.2%

*Less than one percent

(1)
The Class A common stock is entitled to one vote per share and the Class B common stock is entitled to 10 votes per share and is convertible into Class A common stock on a share-for-share basis at the option of the holder thereof or under certain other circumstances.

(2)	Includes shares subject to options exercisable and RSUs vesting within 60 days of February 29, 2012, shares held in 401(k) accounts and shares held by spouses as follows:

Name	Options exercisable within 60 days	Stock Awards vesting within 60 days	Shares held in 401(k) account	Shares held by spouse
Sidney B. DeBoer	89,000	15,000	-	-
M.L. Dick Heimann	70,000	-	84,005	15,964
Bryan B. DeBoer	129,000	8,000	-	-
R. Bradford Gray	54,000	2,250	-	-
Christopher Holzshu	26,650	2,250	2,584	-
Scott A. Hillier	45,500	6,000	-	-
Thomas Becker	13,000	3,320	-	-
Susan O. Cain	3,833	3,685	-	-
William J. Young	2,000	3,320	-	-
All current executive officers and directors as a group	432,983	43,825	86,589	15,964

Mr. Sidney DeBoer’s shares and the all current executive officers and directors as a group shares also include 69,500 Class A shares held by the DeBoer Family LLC and all Class B shares held by Lithia Holding Company, LLC, which Mr. Sidney DeBoer controls.
(3)
Applicable percentage of ownership is based on 22,155,242 shares of Class A common stock outstanding and 3,762,231 shares of Class B common stock outstanding as of February 29, 2012, together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated, the beneficial owner is deemed to have sole voting and dispositive power with respect to all shares held. Shares of common stock subject to options currently exercisable or exercisable within 60 days after February 29, 2012 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(4)
The shares owned by each executive officer may be held in a brokerage account and certain executive officers may have margin loans secured by the entire account assets, which could include shares of Class A Common stock that could be sold by the broker to satisfy a potential margin call. Additionally, 3,762,231 shares of Class B common stock are pledged to secure a loan. Each listed person can be reached c/o 360 E. Jackson Street, Medford, Oregon 97501.

(5)
Sidney DeBoer, as the manager of Lithia Holding Company and pursuant to the terms of its operating agreement, has the sole voting and investment power with respect to all of the Class B common stock. Accordingly, all shares held by Lithia Holding Company are deemed beneficially owned by him. The following table gives tabular information regarding the ownership of Lithia Holding Company, LLC:

	Units Owned
Unit Holder	Number	Percent
DeBoer Family LLC	46,167	48.9%
Heimann Family LLC	34,875	36.9%
R. Bradford Gray	7,000	7.4%
DeBoer Insurance, LLC	4,990	5.3%
Sidney B. DeBoer Trust	1,425	1.5%
	94,457	100.0%

Sidney B. DeBoer is the manager of the DeBoer Family LLC, whose members include Mr. DeBoer, his spouse and other family members. M.L. Dick Heimann is the manager of the Heimann Family LLC, whose members include Mr. Heimann and other family members. Bryan DeBoer is the manager of DeBoer Insurance, LLC, whose members are Bryan B. DeBoer, Jeffrey B. DeBoer and Mark D. DeBoer.  Sidney B. DeBoer is the trustee and owner of the Sidney B. DeBoer Trust.

(6)
Based solely on information provided on Schedule 13G/A filed with the Securities and Exchange Commission by FMR LLC (“FMR”). FMR reports sole dispositive power with respect to all 2,490,580 shares and sole voting power with respect to 169,980 shares.  On March 9, 2012, after the record date, FMR, LLC reported ownership of 715,070 shares.

(7)
Based solely on information provided on Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock, Inc. (“BlackRock”), a parent holding company. BlackRock reports sole voting and dispositive power with respect to all 1,672,097 shares.

(8)
Based solely on information provided on Schedule 13G/A filed with the Securities and Exchange Commission by Dimensional Fund Advisors LP (“Dimensional”), a registered investment adviser. Dimensional reports sole voting power with respect to 1,746,762 shares and sole dispositive power with respect to all 1,793,982 shares.

(9)
Based solely on information provided on Schedule 13G/A filed with the Securities and Exchange Commission by The Vanguard Group, Inc., a registered investment adviser (“Vanguard”).  Vanguard reports sole voting power with respect to 30,621 shares and sole dispositive power with respect to 1,103,480 shares, and reports that Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of Vanguard is the beneficial owner of 30,621 shares.

(10)
Based solely on information provided on Schedule 13G filed with the Securities and Exchange Commission by Invesco Ltd. The following subsidiaries of Invesco Ltd. are reported as investment advisers that hold shares:  Invesco Canada Ltd. sole voting and sole dispositive power with respect to 1,074,480 shares; Invesco PowerShares Capital Management sole voting and sole dispositive power with respect to 56,368 shares; and Invesco Investment Advisers, LLC sole voting and sole dispositive power with respect to 3,959 shares.

SHAREHOLDER AND OTHER INTERESTED PARTIES COMMUNICATIONS WITH DIRECTORS

The Board of Directors has adopted a Shareholder Communication Policy to promote more efficient shareholder and interested party communications with the Board of Directors and management. Our Investor Relations Department is responsible for receiving and routing all shareholder and interested party communications. Corporate governance issues are the responsibility of the Corporate Governance Committee. Our Audit Committee handles concerns or allegations regarding possible violations of accounting or financial reporting matters. Management is the more appropriate group for handling all other matters and we encourage you to contact them accordingly.

All correspondence with the Board of Directors or its members must be in writing, directed to the attention of either the Board of Directors or an individual director and delivered to: Investor Relations Department, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501. The Investor Relations Department will review communications to the board or individual directors and direct the communication to the appropriate company individuals if the matter is better addressed by management, and provide a copy of the communication to the Lead Director and, if appropriate, to the named director. A complete copy of our Shareholder Communication Policy is available on our website at www.lithia.com and interested persons may obtain a written copy from the Investor Relations Department.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee reviews all potential conflicts of interest and transactions with related parties. Although we do not maintain a written policy or have written procedures for such review, our Code of Business Conduct and Ethics imposes an obligation on each executive officer to disclose any potential conflict of interest involving such person and Lithia. Further, each director and named executive officer signs a detailed questionnaire used in the preparation of this proxy statement, which requires the disclosure of, among other things, any related party transaction. The Audit Committee reviews and approves all such transactions. Additionally, as regular course of conduct, the Board of Directors reviews and ratifies all transactions and relationships involving immediate family members of any director or named executive officer.

In 2011, Mark DeBoer, Vice President of Real Estate, son of our CEO, Sidney B. DeBoer, and brother of our President, Bryan B. DeBoer, received a salary of $396,000, incentive compensation of $190,575, and other compensatory arrangements totaling $80,398. The salary and other compensatory arrangements were reviewed and ratified by the Compensation Committee.

During 2011, we owned and operated corporate aircraft for business use. The Board of Directors has adopted a policy permitting a limited number of executives to lease the aircraft under a “dry-lease” arrangement on terms made available to other third parties and at a rate believed by the Compensation Committee to be fair and in our best economic interest. During 2011, the aircraft was not used under the “dry-lease” arrangement.

We maintain a Split Dollar Agreement with our CEO, Sidney B. DeBoer, under which his named beneficiary would receive $6.0 million of death benefits under a $37.3 million key-man life insurance policy owned by us. Pursuant to the agreement, he pays his pro rata share of the premium due on this term life insurance policy. No compensation is deemed received by him as a result of this arrangement.

We maintain a second Split Dollar Agreement with our CEO, Sidney B. DeBoer, under which his named beneficiary would receive death benefits, reduced by the greater of the Cash Surrender Value or cumulative premiums paid at policy maturity. We would be reimbursed for the greater of the Cash Surrender Value or cumulative premiums paid at policy maturity. No compensation is deemed received by him as a result of this arrangement.

On December 31, 2009, Lithia Motors, Inc. entered into an Option Agreement with its Vice Chairman and nominee for director, M.L. Dick Heimann, giving Mr. Heimann the option to purchase the Company’s Nissan and Volkswagen stores in Medford, Oregon. On December 16, 2011, we and Mr. Heimann agreed to terminate the Option Agreement and entered into an Acquisition and Option Termination Agreement (the “Agreement”). Under the Agreement, Mr. Heimann will purchase 80% of the Nissan, Volkswagen and BMW stores in Medford, Oregon. The purchase price will be 80% of the stores Adjusted Net Worth, as defined in the Agreement. For the BMW store, the purchase price will also include an amount equal to the fair value of the BMW store’s intangible assets based on two independent third party broker opinions. The sale is expected to close in the first quarter of 2012.  Further, Robert Sacks, Mr. Heimann’s son-in-law, is the general manager of the Nissan store. Mr. Sacks is paid an annual base salary of $180,000 and participates in a store profit incentive plan under the standard compensation plan provided to our other general managers. In 2011, he earned $253,070. The Option Agreement with Mr. Heimann, the Agreement, and the pay plan with Mr. Sacks were approved by the Audit Committee and the full Board of Directors.

Kenneth E. Roberts, a nominee for director, was a shareholder of the law firm Lane Powell PC during 2011. In 2011, we paid $675,744 to Lane Powell PC for SEC, real estate, employment, mergers and acquisitions, and other legal services.

Jeffrey B. DeBoer, our former CFO, and son of our CEO, Sidney B. DeBoer, and brother of our President, Bryan B. DeBoer, has a consulting arrangement with us and receives a consulting fee of $5,000 per month through October 31, 2012, and certain other benefits provided in the agreement.

CODE OF BUSINESS CONDUCT AND ETHICS

We adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive, financial and accounting officers. A complete copy of our Code of Business Conduct and Ethics is available on our website at www.lithia.com, or you may request a copy by mail from our Investor Relations Department, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501. We intend to publicly disclose all amendments to and waivers of the Code of Business Conduct and Ethics on our website.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Although Sidney DeBoer, our Chief Executive Officer, served on our Board of Directors in 2011 and participated in compensation discussions, he did not participate in any deliberations or decisions regarding his own compensation. During 2011, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and all persons who beneficially own more than 10% of our common stock (referred to as “ten percent shareholders”) to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of beneficial ownership and all subsequent changes in their ownership of our common stock and other equity securities.

Based solely on the review of copies of the forms provided to us and the representations by the executive officers, directors and ten percent shareholders, we believe, to the best of our knowledge, that all Section 16(a) filing requirements were met for fiscal year ended December 31, 2011, except for the following: Form 4s related to restricted stock grants made on April 27, 2011 to directors Thomas Becker, Susan Cain, and William Young were due on April 29, 2011, but were filed May 3, 2011.

OTHER BUSINESS AND SHAREHOLDER PROPOSALS

We know of no other business to be conducted at the Annual Meeting. Proposals intended to be presented by any shareholder at our 2013 Annual Meeting must be received by us in writing at our principal office no later than November 16, 2012 (120 days prior to the anniversary of the mailing of the prior years’ Notice of Internet Availability) and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in our proxy statement for that meeting.

FORM 10-K

We will provide, without charge, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Written requests should be mailed to the attention of Investor Relations, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501. You may also find our Form 10-K on our website at www.lithia.com.

Dated: March 16, 2012

LITHIA MOTORS, INC.
360 E. JACKSON ST.
MEDFORD,OR 97501-5289
ATTN: MARGIE DAVIS

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
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____

Nominees

01 Sidney B. DeBoer 02 Thomas Becker 03 Susan O. Cain 04 Bryan B. DeBoer 05 William J. Young
06 M. L. Dick Heimann 07 Kenneth E. Roberts

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof.

02 0000000000

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000127267_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

LITHIA MOTORS, INC.
Revocable Proxy for Annual Meeting of Shareholders to be Held on April 27, 2012

The undersigned hereby appoints Sidney B. DeBoer and M. L. Dick Heimann, and each of them, proxies of the undersigned, each with full power of substitution to represent and to vote on behalf of the undersigned all shares of Class A Common Stock of Lithia Motors, Inc. at the annual meeting to be held at 8:30 a.m. on Wednesday, April 27, 2012, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2 and 3.

Continued and to be signed on reverse side

0000127267_2 R1.0.0.11699